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                                   EXHIBIT 11

                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
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                                                            DEC-31-97      DEC-31-96
                                                        -------------------------------
PRIMARY EARNINGS PER SHARE
   Net Income (Loss)                                      $   (409,200)   $   (978,034)
   Weighted average shares outstanding                      46,746,085      34,598,000

   Primary Income (Loss) per share                        $      (0.01)   $      (0.03)

FULLY DILUTED EARNINGS PER SHARE
   Net Income (Loss)                                      $   (409,200)   $   (978,034)
   Weighted average shares outstanding                      46,746,085      34,598,000
   Addition from assumes exercise of
     Common Stock purchase warrants and options                450,000       1,275,000
   Addition from assumed conversion of
     Preferred Stock                                              --           300,000
                                                          ------------    ------------

Weighted average number of Common Shares
   outstanding on a fully diluted basis                     47,196,085      36,173,000

FULLY DILUTED (LOSS) PER SHARE                            $      (0.01)   $      (0.03)
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a) This calculation is submitted in accordance with regulation S-K Item
601 (b) (11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive results.